Newmark Reports First Quarter 2023 Financial Results 1
NEW YORK - May 5, 2023 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading adviser and service provider to large institutional investors, global corporations, and other owners and occupiers of commercial real estate, today reported its financial results for the quarter ended March 31, 2023, and declared a quarterly dividend.

Comments from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark's strategy is to assemble the industry's most talented professionals and arm them with superior data and analytics for our clients. Since the beginning of the year, we added industry-leading capital markets producers in New York, Dallas, Phoenix, and San Diego focused on industrial, multifamily, office, life science, and land. In addition, we acquired U.K. based full-service real estate advisory firm Gerald Eve.
"Our exclusive FDIC mandate to sell Signature Bank’s $60 billion loan portfolio exemplifies our strength in managing large and complex transactions. This portfolio represents the largest real estate loan sale in U.S. history and demonstrates the capacity and depth of Newmark. Loan advisory services are becoming increasingly significant for us.
“With the market expectation of rate stability, capital markets activity should increase in the fourth quarter and continue through 2024. As a result of our strong client relationships and deep pool of talent, Newmark is uniquely positioned to benefit as industry volumes rebound, as we saw in 2021.”

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	1Q23	1Q22	Change
Total Revenues	520.8	678.2	(23.2)%
GAAP income (loss) before income taxes and noncontrolling interests ("GAAP pre-tax income")	(19.4)	4.7	NMF
GAAP net income for fully diluted shares	(10.4)	0.4	NMF
GAAP net income per fully diluted share	(0.06)	0.00	NMF
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	40.8	110.1	(62.9)%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	35.4	89.8	(60.6)%
Post-tax Adjusted Earnings per share ("Adjusted Earnings EPS")	0.15	0.36	(58.3)%
Adjusted EBITDA ("AEBITDA")	62.9	126.5	(50.3)%
FIRST QUARTER 2023 HIGHLIGHTS3
During the quarter:
–The FDIC awarded Newmark the mandate to sell the $60 billion Signature Bank loan portfolio.
–Newmark hired top capital markets producers across industrial, office, and multifamily, as well as leading professionals in Valuation & Advisory, property management, and leasing.
–The Company acquired U.K. based full-service real estate advisory firm Gerald Eve, which adds management services, brokerage, and a top three U.K. industrial capital markets platform.
–Newmark increased the size of its servicing and asset management portfolio to approximately $169 billion, which includes the acquisition of the balance of Spring11.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2018 through the first quarter of 2023. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On May 4, 2023, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of $0.03 per share payable on May 26, 2023, to Class A and Class B common stockholders of record as of May 19, 2023. The ex-dividend date will be May 18, 2023.
1 Unless otherwise stated, all financial results and volume figures in this document compare the first quarter of 2023 with the year-earlier period. For more on any economic and industry data referenced, please see the section of this document titled "Other Useful Information". Please also see the April 3, 2023 press release on the website of the Federal Deposit Insurance Corporation ("FDIC") titled "FDIC Announces Upcoming Sale of the Loan Portfolio from the Former Signature Bank, New York, New York", as well as related information in Newmark's first quarter 2023 financial results presentation.
2 U.S. Generally Accepted Accounting Principles or “GAAP”. See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, and “Reconciliation of GAAP Net Income (loss) to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. For more information about receipt of shares from Nasdaq, Inc. (“Nasdaq”) and the Impact of Nasdaq, see the section of this document titled "Other Useful Information". Please also see the table titled "Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income".
3 Please see the section of this document titled "Other Useful Information" for more on recent acquisitions and hires.

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REVENUE ANALYSIS4

Consolidated Revenues (USD millions)	1Q23	1Q22	Change
Fees from management services, servicing, and other	$148.9	$155.3	(4.1)%
Pass through revenues	63.3	77.8	(18.6)%
Management services, servicing fees, and other	212.3	233.1	(8.9)%
Leasing and other commissions	193.3	199.0	(2.8)%
Investment sales	72.0	152.1	(52.7)%
Fees from commercial mortgage origination, net	29.1	64.6	(54.9)%
OMSR revenues	14.1	29.5	(52.2)%
Commercial mortgage origination, net	43.2	94.1	(54.1)%
Total revenues	520.8	678.2	(23.2)%
Newmark’s record first quarter 2022 fee revenues increased by 47.3%, making year-on-year comparisons more challenging.
Fees from management services, servicing, and other decreased by 4.1% year-on-year, although they improved by 48.8% compared with the first quarter of 2021. In the most recent period, the Company generated double-digit percentage organic growth in fees from Global Corporate Services, as well as continued improvement in high margin servicing and other related revenues. Total revenues for Management services, servicing fees, and other declined by 8.9%, due largely to lower Pass through revenues related to the completion of certain project management assignments. The Company expects its recurring businesses to continue growing in both absolute terms and as a percentage of revenues over time.
Leasing revenues declined 2.8% year-over-year but grew 31.1% versus the first quarter of 2021, with retail and industrial revenues rising year-on-year to above pre-pandemic levels. The Company achieved these results despite double-digit percentage declines in overall U.S. leasing activity. Newmark's results for its higher margin capital markets businesses continue to be impacted by the significant rise in interest rates.
CONSOLIDATED EXPENSES5

Consolidated Expenses (USD millions)	1Q23	1Q22	Change
Compensation and employee benefits under GAAP	$328.4	$382.6	(14.2)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	35.6	16.9	110.9%
Non-compensation expenses under GAAP	165.6	180.2	(8.1)%
Total expenses under GAAP	529.6	579.7	(8.6)%
Compensation and employee benefits for Adjusted Earnings	327.5	381.3	(14.1)%
Non-compensation expenses for Adjusted Earnings	134.4	149.5	(10.1)%
Total expenses for Adjusted Earnings	461.9	530.8	(13.0)%
The decrease in quarterly expenses reflects lower variable compensation that is correlated with commission-based revenues, as well as lower pass through expenses tied to non-fee management services revenues. These declines were partially offset by expenses related to acquired companies and the addition of revenue-generating professionals.
OTHER INCOME

Other Income (USD millions)	1Q23	1Q22	Change
Nasdaq Impact	$—	$(87.6)	100.0%
Mark-to-market gains (losses) on non-marketable investments, net	—	1.6	(100.0)%
Other items, net	(3.0)	—	NMF
Other income (loss), net under GAAP	(3.0)	(86.0)	96.5%
To reconcile from GAAP other income (loss), exclude:
Nasdaq Impact	—	87.6	(100.0)%
Mark-to-market (gains) losses on non-marketable investments, net	—	(1.6)	100.0%
Other items, net	6.6	—	NMF
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	3.6	—	NMF
Newmark's "Other income (loss), net under GAAP" includes equity method investments that represent Newmark's pro rata share of net gains or losses on investments and mark-to-market gains or losses on non-marketable investments. In the first quarter of
4 Newmark's fee revenues declined by 22.4% to $443.4 million in the first quarter of 2023. See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms shown above and throughout this document, including the definitions of "Fee revenues", "commission-based" Fees from management services, servicing, and other", Pass through revenues, and "OMSR revenues". The first quarters of both 2021 and 2022 were each at the time records for such periods in terms of the Company's total revenues.
5 Please see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect non-GAAP results. Separately, $6.3 million of the increase in "Equity-based compensation and allocations of net income to limited partnership units and FPUs" relates to the to the employment agreement that Mr. Gosin executed on February 10, 2023 and other of his exchange rights.

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2022, this item primarily included unrealized losses related to the Nasdaq shares the Company received in 2021, which were sold in 2021 and 2022.
TAXES AND NONCONTROLLING INTEREST

Taxes And Noncontrolling Interest (USD millions)	1Q23	1Q22	Change
GAAP provision (benefit) for income taxes	$(3.1)	$4.0	(176.3)%
Provision for income taxes for Adjusted Earnings	6.1	20.3	(70.0)%
Net income (loss) attributable to noncontrolling interests for GAAP	(6.0)	0.4	NMF
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.7)	—	NMF
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings.
CONSOLIDATED SHARE COUNT6

Consolidated Share Count (shares in millions)	1Q23	1Q22	Change
Fully diluted weighted-average share count under GAAP	172.6	252.8	(31.7)%
Fully diluted weighted-average share count for Adjusted Earnings	239.9	252.8	(5.1)%
Fully diluted period-end share count	240.6	253.5	(5.1)%
The decline in share count was due to the 24.9 million shares the Company repurchased in 2022. As of quarter end, Newmark had $392.3 million remaining under its share repurchase and unit redemption authorization.
SELECT BALANCE SHEET DATA7

Select Balance Sheet Data (USD millions)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$210.7	$233.0
Total corporate debt	$773.4	$547.8
Total Equity	$1,518.8	$1,541.4
The changes from year-end 2022 were primarily related to cash generated by the business offset by normal first quarter movements in working capital and $225 million of borrowings under Newmark's revolving credit facility to acquire Gerald Eve and hire new revenue-generating employees under long-term contracts.
OUTLOOK FOR 20238
The Company expects to be near the low end of its full-year guidance range, which was first issued on February 16, 2023, and assumes that the decline in industry-wide transactions will begin to rebound in the fourth quarter of 2023.

Metric (in millions, except tax rate)	FY 2022 Actual	FY 2023 Guidance	Change YoY
Total Revenues	$2,705.5	$2,500 - $2,700	(8%) - 0%
Adjusted EBITDA	$510.7	$425 - $510	(17%) - 0%
Adjusted Earnings Tax Rate	17.1%	~14% - 17%	N/A
The Company remains ahead of schedule with respect to its $50 million annualized fixed cost reduction target and anticipates realizing at least $35 million during 2023. The Company expects full year 2023 fully diluted weighted average share count to be approximately flat to down 1% compared with 2022. The Company's full year outlook excludes the potential impact of additional share repurchases, as well as any material future acquisitions.
6 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of March 31, 2023, included 203.9 million Class A common shares, 21.3 million Class B common shares, (50.8) million of treasury stock, 64.1 million limited partnership units, and 2.1 million of other share equivalents. The Company's fully diluted period-end share count for Adjusted Earnings as of March 31, 2022 included 196.0 million Class A common shares, 21.3 million Class B common shares, (27.5) million of treasury stock, 55.6 million limited partnership units and 8.1 million of other share equivalents. Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. In addition, the fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares.
7 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Total corporate debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. Unlike certain other companies' definition of liquidity, Newmark's does not include the value of its undrawn revolving credit line(s). See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA. "Cash generated by the business" is "Net cash provided by operating activities excluding activity from loan originations and sales" less cash used for "Loans, forgivable loans and other receivables from employees and partners", which Newmark considers a form of investment, but which is recorded as part of "Net cash provided by (used in) operating activities".
8 As discussed later under "Timing of Outlook for Certain GAAP and Non-GAAP Items", Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time but does not anticipate providing an outlook for other GAAP results. However, the Company is currently targeting GAAP pre-tax income for full year 2023 around the level recorded in full year 2022.

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CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1608406&tp_key=b31023e9e7
Participants who cannot access the webcast are strongly encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the Pre-registration link on Newmark’s Investor Relations website, http://ir.nmrk.com, or by navigating to the registration page at:
https://event.webcasts.com/starthere.jsp?ei=1608406&tp_key=b31023e9e7
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
https://event.webcasts.com/starthere.jsp?ei=1608406&tp_key=b31023e9e7
After pre-registering, you will receive your access details via email. Participants who do not listen to the webcast or who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	5/05/2023 at 10:00 a.m. ET
U.S. Dial In:	800-289-0459
UK Toll Free	0800-279-0424
International Dial In (Toll):	+1-646-828-8082
Passcode (For all)	919495
Webcast Link	https:// event.webcasts.com/starthere.jsp?ei=1608406&tp_key=b31023e9e7
REPLAY

Available From – To:	5/05/2023 at 1:00 p.m. ET – 05/5/2024 at 11:59 p.m. ET
Replay Link	https:// event.webcasts.com/starthere.jsp?ei=1608406&tp_key=b31023e9e7
CERTAIN REVENUE TERMS DEFINED
The Company’s total revenues include certain management services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Global Corporate Services ("GCS") and property management businesses. Such revenues therefore have no impact on the Company's GAAP or non-GAAP earnings measures and may be referred to as "Pass through revenues". Newmark's total revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be referred to as "OMSR revenues." Newmark may also refer to Pass through revenues and OMSR revenues together as “non-fee revenues”, and the remainder of its total revenues as "fee revenues".
Newmark's "commission-based" revenues include Leasing and other commissions, Investment sales, fees from commercial mortgage origination, net, and Valuation and Advisory, but does not include OMSR revenues. "Commercial mortgage origination, net" includes origination fees related to Newmark's multifamily GSE/FHA9 business and fees from commercial mortgage brokerage (together, "Fees from commercial mortgage origination, net", and also includes all OMSR revenues. "Servicing and other revenues" may be referred to as Newmark's "servicing business", and includes servicing fees, interest income on loans held for sale, escrow interest, and yield maintenance fees, all of which also relate to Newmark's multifamily GSE/FHA business.
"Management services, servicing fees, and other" (which may also be referred to as "recurring revenues" or "recurring businesses") includes all pass-through revenues, as well as fees from Newmark's servicing business, GCS, property management, and Valuation & Advisory, as well the Company's commercial real estate due diligence, consulting, and advisory services platform. "Fees from management services, servicing, and other" are revenues from these same recurring businesses excluding Pass through revenues.
Additional details on current and historical amounts for Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
DISCUSSION OF CERTAIN FINANCIAL RESULTS
Newmark's "Other income (loss), net under GAAP" reflects certain items that are not related to the Company's ordinary and ongoing operations. These included gains and losses related to the Nasdaq stock it sold in first quarter of 2022, during which
9 See "Industry Volumes" for a definition of these acronyms.

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period it recorded a related GAAP loss of $87.6 million as part of this line item. But for the impact of GAAP "other income", the Company's GAAP pre-tax income would have declined in the first quarter of 2023 by 118.1%. In addition, the year-on-year changes in GAAP net income reflect other items that are excluded from non-GAAP earnings measures, including as detailed above under "Consolidated Expenses" and "Other Income", as well as in the reconciliation tables later in this document.
OTHER USEFUL INFORMATION
The Impact of Nasdaq
The receipt of shares from Nasdaq may also be referred to as the “Earn-out”. In the second quarter of 2021, Newmark recorded a gain of $1,093.9 million related to the final Earn-out, based on the June 30, 2021, closing price of $175.80. Between that date and March 31, 2022, the Company sold 100% of these shares, which contributed to gains in the second through fourth quarters of 2021 and a loss in the first quarter of 2022, all recorded as part of GAAP other income or loss. In aggregate, Newmark sold its Nasdaq stock over this timeframe for the effective price of $180.66 per share, resulting in cumulative proceeds of $1,124.1 million and an additional net gain of $30.2 million.10
For additional information about the Earn-out and related monetization transactions (the “Nasdaq Forwards”), which were a component of GAAP other income for certain periods from the third quarter of 2017 through the first quarter of 2022, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings.
Recent Acquisitions and Hires
On March 10, 2023, the Company acquired London-based real estate advisory firm, Gerald Eve LLP ("Gerald Eve"), which operates from nine U.K. offices across multiple business lines and property types, with particular strength in capital markets, corporate real estate advisory, planning and development, tenant representation, landlord leasing, and valuation. For the trailing twelve months ended March 31, 2023, RCA ranked Gerald Eve at number three for U.K. industrial investment sales. In the first quarter of 2023, Newmark purchased the approximately 49% of Spring11 that it did not already own, having held a controlling stake since 2017. Spring11 provides commercial real estate due diligence, consulting, asset management and servicing, as well as advisory services to a variety of clients, including lenders, investment banks and investors, and 100% of its revenues are recorded as part of “Management services”. Please see today's quarterly financial results presentation for more on Spring11's asset management and limited servicing portfolio and their website for more on "Asset Management and Servicing". The Company also acquired three companies in 2022.
For more information on these acquisitions, please see the Company's most recent Annual Report on Form 10-K, its forthcoming Quarterly Report on Form 10-Q, and the following the press releases on its website: "Newmark Acquires Top UK-Based Real Estate Advisory Firm Gerald Eve", "Newmark Acquires Esteemed Boston-Based Firm McCall & Almy", "Newmark Acquires Premier London Capital Markets and Leasing Real Estate Advisory Firm, BH2", and "Newmark Acquires Renowned North American Retail Advisory Business, Open Realty".
For additional information about recent key hires, see the Company's investor relations website for press releases including "Newmark Hires Accomplished Industrial Expert Jack Fraker, Fortifying Global Capital Markets Practice", "Newmark Lands Leading U.S. Capital Markets Team", and "Newmark Appoints Chris Carver as Head of Asia-Pacific for its Valuation & Advisory Practice", as well as other releases and/or articles in the "Media" section of Newmark's main website.
Newmark and Industry Volumes
Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s debt placement transactions, all measured in notional terms. The Company's investment sales and mortgage brokerage transactions may together be referred to as "capital markets". Fannie Mae and Freddie Mac together are also called the "GSEs", while the Federal Housing Administration is also called the "FHA." Volumes for Newmark's mortgage brokerage and GSE/FHA originations businesses together may be referred to as "total debt".
The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how certain revenues are recorded as part of "Commercial mortgage origination, net”. The Company’s mix of GSE/FHA originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark generally calculates its GSE market share based on delivery for enhanced comparability.
Any overall industry investment sales market share and volume data discussed herein are preliminary and from MSCI Real Capital Analytics ("RCA") and Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, the MBA, and/or Newmark Research. Any other U.S. industry debt volumes are from the MBA, RCA, Trepp, and/or Newmark Research.
10 The effective price per share of Nasdaq is: (a) the sum of all realized gains related to the 6,222,340 shares from June 30, 2021, through March 31, 2022, divided by (b) that number of shares. These realized gains include all proceeds related to open market sales, hedging transactions, and dividends paid to Nasdaq stockholders. The numerator used to calculate the effective price also reflects the 944,329 shares the Company used to settle the 2021 and 2022 Nasdaq Forwards, based on a price of $176.36 per share. Excluding these 944,329 shares, the effective price was $181.43 per share. All Nasdaq closing prices are nominal as of those dates and not adjusted for any subsequent dividends. Please see the slide titled "Cumulative Nasdaq GAAP Gains from June 30, 2021 through Q20222" in Newmark's first quarter 2022 Financial Results presentation on its investor relations website for further details.

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In the first quarter of 2023, Newmark's U.S. investment sales and total debt volumes were down year-on-year by 61% and 68%, respectively.11 In comparison, RCA's preliminary U.S. investment sales figures indicate that industry volumes declined by 56% in the same period, while Newmark Research estimates that overall U.S. commercial and multifamily originations may have declined by as much as 53%, based on their analysis of preliminary RCA lending data.
For context, the Company's improved its investment sales and total debt volumes by 62% and 85%, respectively, in the first quarter of 2022. Over the same period, U.S. investment sales volumes increased by 73% year-over year according to RCA, while the MBA commercial/multifamily origination index was up by 72%.
According to Wolfe Research, which based its estimate on preliminary CoStar data, overall U.S. commercial leasing volumes declined by approximately 22% year-on-year in the first quarter 2023. CoStar also reports that new office leasing volume was 16% below pre-pandemic levels in the first quarter of 2023. Other third party sources have published reports indicating that U.S. industry-wide leasing activity declines ranged from the mid-teens to low twenty percentages during the quarter.
Please see the accompanying supplemental Excel tables and quarterly results presentation on the Company's investor relations website for more information with respect to volumes for Newmark and/or the industry.
Other Industry Data
Preqin estimated that there was nearly $400 billion of investible dry powder held by global closed-end funds at real estate focused institutions as of March 31, 2023. This is addition to the significant amount of real estate assets held by other types of investors and owners. According to the most recent data from MSCI, the overall size of the professionally managed global real estate investment market was $11.4 trillion in 2021. In addition, nearly $2.6 trillion of commercial and multifamily debt needs to be refinanced between 2023 and 2027, with over $900 billion of this due in 2023 or 2024. Any industry outstanding debt figures discussed are for the U.S. only and are from Newmark Research, the MBA, Trepp LLC, and/or RCA.
Other Items
Newmark believes that the Signature Bank mandate represents the largest real estate related loan sale in U.S. history based on publicly available data. Throughout this press release, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. Decreases in losses may be shown as positive percentage changes in the financial tables. Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
11 These figures exclude Newmark's volumes generated outside the U.S.

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NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$210,724	$233,016
Restricted cash	83,980	79,936
Marketable securities	441	788
Loans held for sale, at fair value	434,852	138,345
Receivables, net	527,915	523,742
Other current assets	107,149	100,188
Total current assets	1,365,061	1,076,015
Goodwill	773,698	705,894
Mortgage servicing rights, net	550,541	568,552
Loans, forgivable loans and other receivables from employees and partners, net	605,947	500,833
Right-of-use assets	658,806	638,592
Fixed assets, net	170,914	155,639
Other intangible assets, net	96,463	80,968
Other assets	226,669	214,266
Total assets	$4,448,099	$3,940,759

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$427,701	$137,406
Accrued compensation	304,858	369,540
Accounts payable, accrued expenses and other liabilities	536,174	511,584
6.125% Senior Notes	548,434	547,784
Payables to related parties	1,299	9,745
Total current liabilities	1,818,466	1,576,059
Long-term debt	225,000	—
Right-of-use liabilities	652,285	627,088
Other long-term liabilities	233,575	196,197
Total liabilities	$2,929,326	$2,399,344

Equity:
Total equity (1)	1,518,773	1,541,415
Total liabilities and equity	$4,448,099	$3,940,759

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

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NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2023	2022
Management services, servicing fees and other	$212,292	$233,120
Leasing and other commissions	193,306	198,952
Investment sales	71,993	152,113
Commercial mortgage origination, net	43,208	94,062
Total revenues	520,799	678,247

Expenses:
Compensation and employee benefits	328,351	382,584
Equity-based compensation and allocations of net income to limited partnership units and FPUs	35,648	16,899
Total compensation and employee benefits	363,999	399,483
Operating, administrative and other	118,982	137,871
Fees to related parties	7,792	6,829
Depreciation and amortization	38,830	35,475
Total non-compensation expenses	165,604	180,175
Total operating expenses	529,603	579,658

Other income, net:
Other income (loss), net	(3,010)	(86,001)
Total other income (loss), net	(3,010)	(86,001)

Income (loss) from operations	(11,814)	12,588
Interest expense, net	(7,591)	(7,870)
Income (loss) before income taxes and noncontrolling interests	(19,405)	4,718
Provision (benefit) for income taxes	(3,056)	4,004
Consolidated net income (loss)	(16,349)	714

Less: Net income (loss) attributable to noncontrolling interests	(5,999)	352

Net income (loss) available to common stockholders	$(10,350)	$362

Per share data:
Basic earnings per share
Net income available to common stockholders	$(10,350)	$362
Basic earnings per share	$(0.06)	$—
Basic weighted-average shares of common stock outstanding	172,561	188,881

Fully diluted earnings per share
Net income for fully diluted shares	$(10,350)	$438
Fully diluted earnings per share	$(0.06)	$—
Fully diluted weighted-average shares of common stock outstanding	172,561	252,815

Dividends declared per share of common stock	$0.03	$0.03
Dividends paid per share of common stock	$0.03	$0.01

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$(398,840)	$502,155
Net cash provided by (used in) investing activities	(118,059)	426,796
Net cash (used in) financing activities	498,651	(677,492)
Net increase in cash and cash equivalents and restricted cash	(18,248)	251,459
Cash and cash equivalents and restricted cash at beginning of period	312,952	266,500
Cash and cash equivalents and restricted cash at end of period	$294,704	$517,959

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$(108,521)	$2,345

(1) Includes loans for new hires and producers in the amount of $128.9 million and $9.7 million for the three months ended March 31, 2023 and 2022, respectively. Excluding these loans, net cash provided by operating activities excluding loan originations and sales would be $20.4 million and $12.0 million for the three months ended March 31, 2023 and 2022, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, to be filed with the Securities and Exchange Commission in the near future.

9

NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of RSUs and limited partnership units.
–Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the

10

treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangibles created from acquisitions, as well as other costs related to acquisitions, such as advisory fees.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
–Unusual, one-time, non-ordinary or non-recurring gains or losses.
–Non-cash GAAP asset impairment charges.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward

11

settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

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The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings and tax distributions to limited partnership interests and other noncontrolling interests,” respectively, in our unaudited condensed consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Other depreciation and amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
Beginning with the third quarter of 2021, calculation of Adjusted EBITDA excludes the Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event") which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The

13

Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management .
–Unusual, one-time, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

14

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
GAAP net income (loss) available to common stockholders	$(10,350)	$362
Provision (benefit) for income taxes (1)	(3,056)	4,004
Net income (loss) attributable to noncontrolling interests (2)	(5,999)	352
GAAP income (loss) before income taxes and noncontrolling interests	$(19,405)	$4,718

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	35,648	16,899
Other compensation adjustments (4)	872	1,279
Total Compensation adjustments	36,520	18,178

Non-Compensation adjustments:
Amortization of intangibles (5)	3,448	2,594
MSR amortization (6)	26,204	26,216
Other non-compensation adjustments (7)	1,525	1,865
Total Non-Compensation expense adjustments	31,177	30,675

Non-cash adjustment for OMSR revenue (8)	(14,099)	(29,472)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	6,638	86,023
Total Other (income) loss, net	6,638	86,023

Total pre-tax adjustments	60,236	105,404

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$40,831	$110,122

GAAP net income (loss) available to common stockholders	$(10,350)	$362
Allocations of net income (loss) to noncontrolling interests (10)	(5,310)	318
Total pre-tax adjustments (from above)	60,236	105,404
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(9,223)	(16,259)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$35,353	$89,825
Per Share Data:
GAAP fully diluted earnings per share	$(0.06)	$—

Allocation of net income to noncontrolling interests	0.00	0.00
Exchangeable preferred limited partnership units non-cash preferred dividends	0.00	0.00
Total pre-tax adjustments (from above)	0.25	0.42
Income tax adjustment to reflect adjusted earnings taxes	(0.04)	(0.06)
Other	—	0.00

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.15	$0.36
Pre-tax adjusted earnings per share	$0.17	$0.44
Fully diluted weighted-average shares of common stock outstanding	239,886	252,815

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

15

	Three Months Ended March 31,
	2023	2023
GAAP provision for (benefit from) income taxes	$(3.1)	$4.0
Income tax adjustment to reflect Adjusted Earnings	9.2	16.3
Provision for income taxes for Adjusted Earnings	$6.1	$20.3
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended March 31,
	2023	2022
Issuance of common stock and exchangeability expenses	$24.6	$9.0
Allocations of net income (loss)	0.2	0.1
Limited partnership units amortization	4.9	3.3
RSU Amortization Expense	6.0	4.5
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$35.7	$16.9

(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $1.1 million and $0.0 million for the three months ended March 31, 2023 and 2022, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of ($0.3) million and $1.3 million for the three months ended March 31, 2023 and 2022, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) 'Includes asset impairments of $4.0 million and $1.9 million for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023, this also includes proceeds from the settlement of litigation of $4.5 million. Also includes $1.8 million and ($0.3) million of acquisition costs for the three months ended March 31, 2023 and 2022, respectively.
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended March 31,
	2023	2022
Nasdaq Impact	$—	$87.6
Loss from the disposition of assets	6.4	—
(Gains)/losses on non-marketable securities	0.3	(1.6)
	$6.7	$86.0
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
GAAP net income available to common stockholders	$(10,350)	$362
Adjustments:
Net income (loss) attributable to noncontrolling interests (1)	(5,999)	352
Provision for income taxes	(3,056)	4,004
OMSR revenue (2)	(14,099)	(29,472)
MSR amortization (3)	26,204	26,216
Other depreciation and amortization (4)	12,626	9,259
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	35,648	16,899
Other adjustments (6)	4,186	3,363
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	6,638	86,023
Interest expense	11,124	9,491
Adjusted EBITDA ("AEBITDA")	$62,922	$126,497
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $9.1 million and $6.7 million for the three months ended March 31, 2023 and 2022, respectively. Also includes intangible asset amortization related to acquisitions of $3.4 million and $2.6 million for the three months ended March 31, 2023 and 2022, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended March 31,
	2023	2022
Severance charges	$1.1	$—
Assets impairment not considered a part of ongoing operations	3.3	2.1
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	(0.3)	1.3
	$4.1	$3.4
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022

Common stock outstanding	172,561	188,881
Limited partnership units	—	28,086
Cantor units	—	24,625
Founding partner units	—	3,509
RSUs	—	5,757
Other	—	1,957

Fully diluted weighted-average share count for GAAP	172,561	252,815

Adjusted Earnings Adjustments:
Common stock outstanding	—	—
Limited partnership units	37,054	—
Cantor units	24,608	—
Founding partner units	3,488	—
RSUs	1,757	—
Other	418	—

Fully diluted weighted-average share count for Adjusted Earnings	239,886	252,815

___________________________________________________________________________________________________________________________________

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	March 31,	December 31,
	2023	2022
Cash and cash equivalents	$210,724	$233,016
Marketable securities	441	788
Total (1)	$211,165	$233,804

(1) In addition to the total Liquidity figures shown above, Newmark's undrawn amount on the Credit Facility was $375.0 million and $600.0 million as of March 31, 2023 and December 31, 2022, respectively.
___________________________________________________________________________________________________________________________________

NEWMARK GROUP, INC.
Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
GAAP income (loss) before income taxes and noncontrolling interests ("GAAP pre-tax income")	$(19,405)	$4,718
Less: other loss (including the Impact of Nasdaq)	3,010	86,001
GAAP pre-tax income (loss) excluding other income	$(16,395)	$90,719

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the year ending December 31, 2022, Newmark generated revenues of approximately $2.7 billion. As of March 31, 2023, Newmark’s company-owned offices, together with its business partners, operate from over 170 offices with approximately 7,300 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACTS:
Jason McGruder
John Brennan
+1 212-829-7124

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